Exhibit 10.49

April 21, 2004

VIA FEDERAL EXPRESS

Mr. Robert J. Blyskal

75 Hedden Road

Andover, NJ 07821

Dear Bob:

We are pleased to offer you employment in the position of Co-President and Chief Operating Officer at GSI Commerce Solutions, Inc. (the “Company”). The terms of such employment, which are subject to approval by the Board of Directors of GSI Commerce, Inc. (“GSI”), will be as follows:

1. Base Salary. Your annual base salary will be $350,000, less payroll deductions and all required withholdings. Your base salary will be payable in accordance with the Company’s normal payroll practices. Your base salary will be reviewed annually.

2. Bonuses. You will also be eligible to earn an annual bonus of up to 50% of your base salary as determined by the Chief Executive Officer of the Company, subject to approval of the Board of Directors of GSI.

3. Stock Option. Upon commencement of your employment with the Company, you will be granted a stock option under GSI’s 1996 Equity Incentive Plan (the “Equity Plan”) to purchase 200,000 shares of GSI’s Common Stock at a purchase price equal to the fair market value of a share of such Common Stock on the later of the date you commence employment or the date GSI’s Board approves the option. This option will be a non-incentive stock option, will have a term of 10 years and will vest as to 50,000 shares on December 31, 2004 and as to an additional 50,000 shares on each of the second, third and fourth annual anniversary dates of the grant, such that the option will be fully vested on the fourth annual anniversary date of the grant. If you terminate your employment for any reason or the Company terminates your employment for any reason other than “cause” (as defined in the Equity Plan), you will have a period of 90 days after such termination within which to exercise such option for the number of shares that had vested under such option as of the termination date of employment. If you are terminated by the Company for “cause” (as defined in the Equity Plan), the option will terminate immediately on your termination. If you are terminated by the Company without “cause” (as defined in the Equity Plan) within 12 months after a change of control of GSI (as defined in the Equity Plan), the number of shares that are scheduled to vest under this option over the 12 months following such termination will automatically vest on such termination date. The other terms and conditions of this option will be governed by the provisions of the Equity Plan.

Mr. Robert J. Blyskal

April 21, 2004

4. Severance. Each of the Company and you may terminate your employment with the Company at any time and for any reason. If the Company terminates your employment without cause (as defined in this paragraph 4), you will be entitled to severance in an amount up to six (6) months of your base salary for the year in which such termination occurred. Any severance to which you may become entitled under this paragraph 4, less payroll deductions and all required withholdings, will be payable in accordance with the Company’s normal payroll practices over the period of such severance or, if shorter, over the period ending on the date you accept employment with another employer. For the purposes of this paragraph 4, “cause” will exist if (i) you fail to perform the duties reasonably required of you and such failure continues for a period of thirty days after notice to you, (ii) you are grossly negligent or engage in willful misconduct in the performance of your duties, (iii) you breach or violate, in a material respect, any agreement between the Company and you or any of the Company’s policy statements, including those relating to business conduct, conflicts of interest, insider trading or confidentiality, (iv) you are convicted of a crime constituting a felony under the laws of the United States or any state thereof, (v) you engage in behavior that is materially injurious or inimical to the interests of the Company, or (vi) you commit a material act of dishonesty or breach of trust.

5. Temporary Housing Allowance. Upon your lease or purchase of an apartment or house in the King of Prussia, Pennsylvania area, the Company will pay to you a temporary housing allowance of $2,500.00 per month, less payroll deductions and all required withholdings, for up to 12 months, toward the rent, purchase price or other costs of such apartment or house.

6. Paid Time Off. Subject to the Company’s employment policies applicable to comparable level employees, you will accrue twenty-five (25) days of paid time off (which includes vacation days, personal days and sick days) during each year of your employment in addition to such paid holidays as are generally permitted to employees of the Company.

7. Employee Agreement. As an employee of the Company you will be expected to abide by the Company’s rules and regulations, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with the Company’s form of Employee Agreement, which includes a prohibition on the unauthorized use or disclosure of the Company’s and certain third parties’ confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting employees of the Company during, and for one year after the end of, your employment with the Company, and provisions acknowledging the Company’s ownership in, and assigning to the Company all rights to, any inventions developed by you during your employment with the Company.

8. Employee Benefit Plans. You will be entitled to participate in all executive level employee benefit plans or programs of the Company now existing or established hereafter and offered generally to the Company’s executives, subject to the terms and provisions of such plans.

Mr. Robert J. Blyskal

April 21, 2004

9. Employee Restrictions. You represent to the Company that there are no restrictions, agreements or understandings whatsoever to which you are a party or by which you are bound which would prevent or make unlawful your execution of this letter or your employment hereunder and that your execution of this letter and your employment hereunder do not constitute a breach of any agreement or understanding to which you are a party or to which you are bound.

10. Entire Agreement. The employment terms in this letter supersede any other agreements or promises made to you by anyone on behalf of the Company, whether oral or written.

Please indicate your acceptance of this offer by signing and dating this letter where indicated below, and returning a copy to me. If you accept this offer, we expect that you will begin your employment with the Company on or about May 24, 2004.

Sincerely,

/s/ Michael G. Rubin

Michael G. Rubin

President and Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Robert J. Blyskal Robert J. Blyskal

Date